AMENDMENT

This Amendment (“Amendment”) to the Amended and Restated Global Custody and Fund Accounting

Agreement between J.P. Morgan Exchange-Traded Fund Trust, severally and on behalf of its series listed on Schedule A thereto (each, a “Customer” or a “Fund”) and JPMorgan Chase Bank, N.A. (“Bank”) dated as of October 1, 2017, as amended (the “Principal Agreement”), is entered into as of December 1, 2025 (the “Effective Date”).

WHEREAS the parties hereto (the “Parties”) entered into the Principal Agreement pursuant to which Bank was appointed to provide certain custody and fund accounting services; and the Parties now wish to amend the Principal Agreement, as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Parties hereby agree as follows:

1.	Definitions. Terms defined in the Principal Agreement shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Amendment.

2.	Amendments. The Principal Agreement shall be amended as follows:

(A)	Schedule A of the Amendment is hereby deleted in its entirety and replaced with the updated Schedule A, as attached to this Agreement.

(B)	Schedule B of the Principal Agreement is hereby replaced in its entirety by Schedule B to this Amendment (as attached).

(C)

As modified and amended hereby, the Parties hereby ratify, approve and confirm the Principal Agreement in all respects, and save as varied by this Amendment, the Principal Agreement shall remain in full force and effect.

3.

Representations. Each Party represents to the other Parties that all representations contained in the Principal Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each Party, as the case may be, on the date of this Amendment.

4.

Entire Agreement. This Amendment and the Principal Agreement and any documents referred to in each of them, constitute the whole agreement between the Parties relating to their subject matter and supersede and extinguish any other drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter. If any of the provisions of this Amendment are inconsistent with or in conflict with any of the provisions of the Principal Agreement then, to the extent of any such inconsistency or conflict, the provisions of this Amendment shall prevail as between the Parties.

5.

Counterparts. This Amendment may be executed in any number of counterparts which together shall constitute one agreement. Each Party may enter into this Amendment by executing a counterpart and this Amendment shall not take effect until it has been executed by each Party.

6.	Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

7.	Law and Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

Accepted by:

J.P. MORGAN EXCHANGE-TRADED FUND TRUST	J.P. Morgan Chase Bank, N.A.

Signature	Signature

Name	Name

Schedule A

J.P. Morgan Exchange Traded Fund Trust

Name

JPMorgan Diversified Return Global Equity ETF (liquidated-to be removed after account closure)

JPMorgan Diversified Return International Equity ETF

JPMorgan Diversified Return Emerging Markets Equity ETF

JPMorgan Diversified Return U.S. Equity ETF

JPMorgan Diversified Alternatives ETF (liquidated-to be removed after account closure)

JPMorgan Diversified Return Europe Equity ETF (liquidated-to be removed after account closure)

JPMorgan Diversified Return U.S. Mid Cap Equity ETF

JPMorgan Event Driven ETF (liquidated-to be removed after account closure)

JPMorgan BetaBuilders USD High Yield Corporate Bond ETF

JPMorgan Diversified Return U.S. Small Cap Equity ETF

JPMorgan International Bond Opportunities ETF

JPMorgan Ultra-Short Income ETF

JPMorgan U.S. Dividend ETF (liquidated-to be removed after account closure)

JPMorgan U.S. Minimum Volatility ETF (liquidated-to be removed after account closure)

JPMorgan U.S. Momentum Factor ETF

JPMorgan U.S. Quality Factor ETF

JPMorgan U.S. Value Factor ETF

JPMorgan Long/Short ETF (liquidated-to be removed after account closure)

JPMorgan Managed Futures Strategy ETF (liquidated-to be removed after account closure)

JPMorgan USD Emerging Markets Sovereign Bond ETF

JPMorgan BetaBuilders Developed Asia Pacific ex-Japan ETF

JPMorgan BetaBuilders Canada ETF

JPMorgan BetaBuilders Europe ETF

JPMorgan BetaBuilders Japan ETF

JPMorgan BetaBuilders MSCI US REIT ETF

JPMorgan BetaBuilders USD Investment Grade Corporate Bond ETF

JPMorgan Municipal ETF

JPMorgan Ultra-Short Municipal Income ETF

JPMorgan BetaBuilders U.S. Aggregate Bond ETF

JPMorgan BetaBuilders 1-5 Year U.S. Aggregate Bond ETF (liquidated-to be removed after account closure)

JPMorgan BetaBuilders U.S. Equity ETF

JPMorgan Core Plus Bond ETF

JPMorgan BetaBuilders International Equity ETF

JPMorgan BetaBuilders U.S. Mid Cap Equity ETF

JPMorgan Equity Premium Income ETF

JPMorgan International Growth ETF

JPMorgan BetaBuilders U.S. Small Cap Equity ETF

JPMorgan Carbon Transition U.S. Equity ETF[1]

JPMorgan Short Duration Core Plus ETF

JPMorgan ActiveBuilders Emerging Markets Equity ETF

[1]	To liquidate on or about October 10, 2025.

JPMorgan Income ETF

JPMorgan Active Value ETF

JPMorgan Inflation Managed Bond ETF

JPMorgan International Research Enhanced Equity ETF

JPMorgan Small & Mid Cap Enhanced Equity ETF

JPMorgan Realty Income ETF

JPMorgan Climate Change Solutions ETF[1]

JPMorgan Nasdaq Equity Premium Income ETF

JPMorgan Social Advancement ETF (liquidated-to be removed after account closure)

JPMorgan Sustainable Consumption ETF (liquidated-to be removed after account closure)

JPMorgan Sustainable Infrastructure ETF (liquidated-to be removed after account closure)

JPMorgan Active Growth ETF

JPMorgan Active China ETF

JPMorgan Active Small Cap Value ETF

JPMorgan BetaBuilders Emerging Markets Equity ETF

JPMorgan BetaBuilders U.S. Treasury Bond 20+ Year ETF

JPMorgan BetaBuilders U.S. Treasury Bond 3-10 Year ETF

JPMorgan BetaBuilders U.S. Treasury Bond 1-3 Year ETF

JPMorgan BetaBuilders U.S. TIPS 0-5 Year ETF(liquidated-to be removed after account closure)

JPMorgan High Yield Municipal ETF

JPMorgan Sustainable Municipal Income ETF

JPMorgan Limited Duration Bond ETF

JPMorgan Equity Focus ETF

JPMorgan Healthcare Leaders ETF

JPMorgan U.S. Tech Leaders ETF

JPMorgan International Value ETF

JPMorgan Global Select Equity ETF

JPMorgan Active Bond ETF

J.P. Morgan | 5

JPMorgan Hedged Equity Laddered Overlay ETF

JPMorgan Active Developing Markets Equity ETF

JPMorgan Fundamental Data Science Large Core ETF

JPMorgan Fundamental Data Science Mid Core ETF

JPMorgan Fundamental Data Science Small Core ETF

JPMorgan Dividend Leaders ETF

JPMorgan Active High Yield ETF

JPMorgan Flexible Income ETF

JPMorgan Nasdaq Hedged Equity Laddered Overlay ETF

JPMorgan U.S. Research Enhanced Large Cap ETF

JPMorgan International Hedged Equity Laddered Overlay ETF

JPMorgan Mortgage-Backed Securities ETF

JPMorgan Fundamental Data Science Large Value ETF

JPMorgan Flexible Debt ETF

JPMorgan Equity and Options Total Return ETF

JPMorgan 100% U.S. Treasury Securities Money Market ETF

JPMorgan International Dynamic ETF

SCHEDULE F

Amended Global Custody Fee Schedule

Custody Fees

Safekeeping and Straight-Through Processing (STP) Transactions

Safekeeping: Basis point fees apply to assets that a Fund has instructed Bank to hold or reflect on its custody systems.

STP Transactions: STP fees are applied to all security transactions (including receives and delivers, both vs payment and free of payment, trade cancellations, and trade amendments), effected during the billing period via electronic trade instructions received by Bank, which enable straight-through processing.

J.P. Morgan | 6

Location of Settlement	Safekeeping	STP Transactions
	Basis Point Fee	STP Fee
Argentina	15.00	40.00
Austria	1.50	15.00
Bahrain	30.00	80.00
Bangladesh	30.00	80.00
Belgium	0.90	15.00
Bermuda	15.00	35.00
Botswana	30.00	80.00
Brazil	4.00	18.00
Bulgaria	30.00	75.00
Chile	16.00	45.00
China*	10.00	45.00
Clearstream*	1.00	7.00
Colombia	30.00	65.00
Croatia	20.00	45.00
Cyprus	20.00	75.00
Czech Republic	10.00	30.00
Denmark	1.00	17.00
Egypt	15.00	45.00
Estonia*	25.00	65.00
Euroclear*	0.50	7.00
Finland	0.90	15.00
Ghana	25.00	80.00
Greece	5.00	35.00
Hungary	12.00	45.00
Iceland	20.00	60.00
Indonesia	3.75	18.00
Ireland	0.90	15.00
Israel	16.00	45.00
Italy	1.00	15.00
Jordan	40.00	80.00
Kazakhstan	40.00	80.00
Kenya	30.00	80.00
Kuwait	35.00	80.00
Latvia*	20.00	65.00
Lithuania*	25.00	65.00
Luxembourg*	2.70	25.00

J.P. Morgan | 7

Location of Settlement	Safekeeping	STP Transactions
	Basis Point Fee	STP Fee
Malaysia	5.00	25.00
Mauritius	30.00	80.00
Mexico	3.50	18.00
Morocco	30.00	75.00
Namibia	30.00	75.00
Netherlands	1.00	12.00
New Zealand	0.90	20.00
Nigeria	30.00	55.00
Norway	0.90	15.00
Oman	30.00	80.00
Pakistan	30.00	75.00
Peru	25.00	60.00
Philippines	5.00	30.00
Poland	5.30	31.00
Portugal	2.00	15.00
Qatar	25.00	90.00
Romania	30.00	75.00
Russia	13.00	45.00
Saudi Arabia	25.00	38.00
Serbia	25.00	85.00
Singapore	1.75	18.00
Slovak Republic	20.00	50.00
Slovenia	25.00	50.00
South Africa	2.15	18.00
Spain	1.00	16.00
Sri Lanka	20.00	65.00
Sweden	1.00	12.00
Switzerland	1.00	18.00
Tanzania	30.00	80.00
Thailand	3.50	18.00
Tunisia	35.00	65.00
Türkiye	4.00	19.00
Ukraine	30.00	80.00
United Arab Emirates	17.65	60.00
Uruguay	30.00	65.00
Vietnam	25.00	65.00

J.P. Morgan | 8

Location of Settlement	Safekeeping	STP Transactions
	Basis Point Fee	STP Fee
West African Economic & Monetary Union (Benin, Burkina Faso, Guinea-Bissau, Ivory Coast, Mali, Niger, Senegal, Togo)	50.00	100.00
Zambia	30.00	80.00
Zimbabwe	30.00	80.00

Location of Settlement	Safekeeping Tiered Basis Point Fee			STP Transactions
	Tier I (bps)	Threshold I	Tier II (bps)	STP Fee
Australia	0.90	5,000,000,000	0.80	13.00
Canada	0.90	8,000,000,000	0.80	8.00
China Connect	2.50	350,000,000	2.25	25.00
France	0.90	3,500,000,000	0.80	11.00
Germany	0.90	2,500,000,000	0.80	11.00
Hong Kong	1.25	2,250,000,000	0.95	10.00
India	3.60	800,000,000	3.00	15.00
Japan	0.70	20,000,000,000	0.60	6.00
South Korea	3.50	500,000,000	2.25	16.50
Taiwan	4.00	1,000,000,000	3.00	31.00
United Kingdom	0.18	3,250,000,000	0.15	7.60
United States	0.046	175,000,000,000	0.035	1.90

Assets settled through ICSD which will be billed at separate rates. Please refer to table below* :

ICSD Settled/held : Domicile location of assets	Safekeeping
Basis Point Fee
United States	0.50

Safekeeping and Straight-Through Processing (STP) Transactions – Notes and Methodologies

•

Safekeeping: Fees are assessed on the basis of 30 calendar days per month over 360 days per calendar year (i.e. “30/360”). Basis point fees will be calculated by Bank at the end of the relevant billing period using asset values on the last day of such billing period derived from data provided by Bank’s selected pricing sources in accordance with Bank’s pricing practices applied at its discretion. Bank reserves the right, upon notice to Fund, to calculate basis point fees for the billing period based on the average asset value during the billing period rather than the asset value on the last day of the billing period taking into account factors such as whether the decrease in asset value was related to the sale of securities or changes in the market prices of securities.

J.P. Morgan | 9

•

Tiered Safekeeping Basis Point Fees are assessed at the Relationship level. “Relationship” refers to all accounts of the Fund under the Principal Agreement(s). Tiered basis point rates apply to the market value of assets greater than the threshold of the prior tier up to the threshold of that rate’s respective tier.

•

STP Transactions: STP fees will be assessed where Bank receives authorized instructions in accordance with the terms of the Principal Agreement(s) in an electronic format that enables STP, when applicable. Trade instructions that require manual input or repair will incur surcharges as set forth herein.

•

*China. Safekeeping and STP fees in China is based on the assumption that HSBC is the appointed sub-custodian in China. Bank reserves the right, upon notification to Fund, to modify the fee should client decide to use a different sub-custodian in China.

Clearstream. Bank may bill local non-International Central Securities Depository (ICSD) issued assets that are settled and held through an ICSD on the basis of underlying local market safekeeping fees set forth within unless the market is listed in the table ‘ICSD Settled /held’, where separate rates set forth within this table for each market will apply. In markets with tiered safekeeping fees, local non-ICSD issued assets settled through ICSD will be tiered independently from non-Euroclear local market assets for purposes of determining the applicable safekeeping fee. Tiered Safekeeping Basis Point Fees are assessed at the Relationship level. “Relationship” refers to all accounts of the ~~Client~~ Fund under the Principal Agreement(s). To the extent the applicable market safekeeping fees are not stated herein, Bank will assess a standard rate for the relevant market and/or service to be determined by Bank. Assets settled through ICSD will be displayed on the invoice as a separate market naming convention from local markets.

Euroclear. Bank may bill local non-International Central Securities Depository (ICSD) issued assets that are settled and held through an ICSD on the basis of underlying local market safekeeping fees set forth within unless the market is listed in the table ‘ICSD Settled /held’, where separate rates set forth within this table for each market will apply. In markets with tiered safekeeping fees, local non-ICSD issued assets settled through ICSD will be tiered independently from non-Euroclear local market assets for purposes of determining the applicable safekeeping fee. Tiered Safekeeping Basis Point Fees are assessed at the Relationship level. “Relationship” refers to all accounts of the ~~Client~~ Fund under the Principal Agreement(s).To the extent the applicable market safekeeping fees are not stated herein, Bank will assess a standard rate for the relevant market and/or service to be determined by Bank. Assets settled through ICSD will be displayed on the invoice as a separate market naming convention from local markets.

Luxembourg and all Baltic markets - Estonia, Latvia and Lithuania are supported via Clearstream in its capacity as an International Central Securities Depository (ICSD).

Other Transaction Fees

The fees set forth in this section apply to Non-STP Transactions and other security transactions, such as record-keeping, inter-account transfers and repo transactions.

Other Transaction Fees	Basis of Fee	Fee
Physical Securities Transaction	Per Transaction	20.00
Collateral Pledge	Per Transaction	1.90
Inter-account Transfer - Book-Entry Security	Per Transaction Per Side	2.50
Manual Instruction Surcharge	Per Transaction	50.00
Non-STP Surcharge - Repairs	Per Transaction	25.00
Record Keeping-Only Transaction Post	Per Transaction	5.00

J.P. Morgan | 10

Other Transaction Fees – Notes and Methodologies

•	Non-STP Surcharge - Repairs: includes corporate action instructions repaired by Bank

•	Manual Instruction Surcharge: includes manual corporate action instruction submission

Proxy Services

The fees set forth in this section apply where Fund has opted in to the service, and vary by type of market and level of service provided.

Proxy Services - Fees

Proxy Services	Basis of Fee	Fee
Standard Market	Per Vote Per Account	15.00
Complex Market	Per Vote Per Account	45.00

Proxy - Standard Markets
Australia	Israel	Nigeria	Thailand
Bahrain	Japan	Oman	Tunisia
Bangladesh	Jordan	Pakistan	U.A.E
Bermuda	Kenya	Philippines	Uganda
Botswana	Kuwait	Russia	Ukraine
Chile	Malawi	S. Africa	United Kingdom
Colombia	Malaysia	S. Korea	Vietnam
Ghana	Mauritius	Singapore	Zambia
Hong Kong	Mexico	Slovak Rep	Zimbabwe
India	Morocco	Spain
Indonesia	Namibia	Sri Lanka
Ireland	New Zealand	Taiwan

Proxy - Complex Markets
Argentina	Czech Rep.	Hungary	Saudi Arabia
Austria	Denmark	Iceland	Serbia
Belgium	Egypt	Italy	Slovenia
Brazil	Euroclear	Kazakhstan	Portugal
Bulgaria	Finland	Netherlands	Sweden
China	France	Norway	Switzerland
Clearstream	FORSS/FSO Proxy	Peru	Tanzania
Croatia	Germany	Poland	Türkiye
Cyprus	Greece	Romania

J.P. Morgan | 11

Proxy Services – Notes and Methodologies

•	Standard and Complex markets of settlement are defined as per the grid above and are subject to change at Bank’s discretion.

•	Proxy Voting in Canada and United States will be free of charge.

Custody Collateral Control Services

Set-up and maintenance of collateral control accounts.

Custody Collateral Control Services—Fees

Collateral Services	Basis of Fee	Fee
Account Maintenance: Custody Collateral Control Account	Per Open Account Per Annum	1,600.00

Custody Collateral Control Services – Notes and Methodologies

•	Includes tri-party, re-insurance, and statutory deposit accounts.

•	Per annum fees are assessed pro-rata on the basis of 30 calendar days per month over 360 days per year (i.e. “30/360”) for the relevant billing period.

•	Per account fees are assessed for each account open on Bank’s custody systems irrespective of whether the account has any holdings or activity.

Income and Redemption Processing

The fees set forth in this section are for processing of income and redemption events.

Income and Redemption Processing - Fees

Income and Redemption Processing	Basis of Fee	Fee
Income Processing: Book Entry	Per Posting	2.25
Income Processing: Physical	Per Posting	15.00
Redemptions: Book Entry	Per Posting	2.25
Redemptions: Physical	Per Posting	15.00

Income and Redemption Processing – Notes and Methodologies

•	Income processing includes principal paydowns, interest on fixed income securities and dividends on equities (cash and/or stock).

•	Redemptions include maturities and full or partial calls on fixed income securities.

•	Fees are assessed for income and redemption events for United States securities. Bank may, at its discretion, also assess fees for income and redemption events for non-United States securities.

Core Cash Services

The fees set forth in this section are for cash payment and receipt services.

J.P. Morgan | 12

Core Cash Service	Basis of Fee	Fee
		Standard	Complex
Free Cash Wire	Per Transaction	3.50	3.50
Free Cash Wire Cross Currency	Per Transaction	3.50	3.50
Inter-account Transfer	Per Transaction Per Side	2.50	2.50
Inter-account Transfer Cross Currency	Per Transaction Per Side	2.50	2.50
Third Party FX	Per Transaction Per Leg	9.00	18.00

Core Cash Service	Basis of Fee	Fee
CLS Wires	Per Transaction Per Leg	7.50
Cash Instruction Repair Surcharge	Per Transaction	25.00
Checks	Per Transaction	25.00
Manual Cash Instruction Surcharge	Per Transaction	50.00

Core Cash Standard Currencies
Australian Dollar (AUD)	Israeli New Shekel (ILS)	Singapore Dollar (SGD)
British Pound (GBP)	Japanese Yen (JPY)	South African Rand (ZAR)
Bulgarian Lev (BGN)	Jordanian Dinar (JOD)	South Korean Won (KRW)
Canadian Dollar (CAD)	Mexican Peso (MXN)	Swedish Kron (SEK)
Chinese Yuan (CNY)	New Zealand Dollar (NZD)	Swiss Francs (CHF)
Czech Koruna (CZK)	Norwegian Krone (NOK)	Turkish Lira (TRY)
Danish Krone (DKK)	Polish Zloty (PLN)	US Dollar (USD)
Euro Dollar (EUR)	Qatari Rial (QAR)	United Arab Emirates Dirham (AED)
Hong Kong Dollar (HKD)	Romanian Leu (RON)
Hungarian Forint (HUF)	Serbian Dinar (RSD)

Core Cash Complex Currencies
Albanian Lek (ALL)	Indonesian Rupiah (IDR)	Saudi Riyal (SAR)
Argentine Peso (ARS)	Kazakhstani Tenge (KZT)	Sri Lankan Rupee (LKR)
Bahraini Dinar (BHD)	Kenyan Shilling (KES)	Taiwan New Dollar (TWD)
Bangladeshi Taka (BDT)	Kuwaiti Dinar (KWD)	Tanzanian Shilling (TZS)
Bermudan Dollar (BMD)	Malawian Kwacha (MWK)	Thai Baht (THB)
Botswanan Pula (BWP)	Malaysian Ringgit (MYR)	Tunisian Dinar (TND)
Brazilian Real (BRL)	Mauritian Rupee (MUR)	Ugandan Shilling (UGX)
Chilean Peso (CLP)	Moroccan Dirham (MAD)	Ukrainian Hryvnia (UAH)

J.P. Morgan | 13

Core Cash Complex Currencies
Colombian Peso (COP)	Namibian Dollar (NAD)	Uruguayan Peso (UYU)
Costa Rican Colon (CRC)	Nigerian Naira (NGN)	Vietnamese Dong (VND)
Egyptian Pound (EGP)	Omani Rial (OMR)	West African CFA Francs (XOF)
Georgian Lari (GEL)	Pakistani Rupee (PKR)	Zambian Kwacha (ZMW)
Ghanaian Cedi (GHS)	Peruvian Sol (PEN)	Zimbabwean Dollar (ZWL)
Icelandic Krona (ISK)	Philippine Peso (PHP)
Indian Rupee (INR)	Russian Ruble (RUB)

Core Cash Services – Notes and Methodologies

•	Standard and Complex currencies are defined as per the grid above and are subject to change at Bank’s discretion.

•

Cash Instruction Repair Surcharge: STP cash instructions that require amendment or repair by Bank to enable the instructions to be processed will incur surcharge as set forth above. This fee will be assessed in addition to standard transaction charges.

•

Manual Cash Instruction Surcharge: Cash instructions that require manual input will incur surcharge as set forth above. This fee will be assessed in addition to standard transaction charges for all faxed or free format SWIFT instructions sent to Bank.

Custody Additional Notes and Methodologies

•

Repurchase agreement (Repo) transactions will be assessed as follows: (1) Bilateral Repo: (a) STP Fees apply for each on-leg and off-leg DvP/RvP trade settlements; and (b) Repo Transaction Post fee applies for the maintenance of the repo position on Bank’s system. (2) Triparty Repo: (a) a Repo Transaction Post fee applies for each on-leg and off-leg transaction; and (b) a Free Cash Wire Receipt or Payment fee applies for the on-leg and off-leg transactions.

•

Exchange-traded options will be assessed as follows: (1) a Record Keeping-Only Transaction Post fee applies for the option transaction. (2) a Collateral Pledge fee applies for the pledge/un-pledge of the underlying equity.

•

Time Deposits will be assessed as follows: (1) a Record Keeping-Only Transaction Post fee applies for each on-leg and off-leg transactions. (2) a Free Cash Wire Receipt or Payment fee applies for the on-leg and off-leg transactions.

J.P. Morgan | 14

Fund Accounting Services

Fund Accounting Per Fund Complex

All Funds

Asset Tier		Fee
From	To	BPS Per Fund Complex Per Annum
0	15,000,000,000	0.30
15,000,000,000	100,000,000,000	0.25
100,000,000,000	400,000,000,000	0.15
400,000,000,000	Above	0.10

Fund Minimum

Service	Basis of Fee	Fee
All Funds	Per Fund Per Annum	15,000.00

Fund Accounting and Minimum - Notes and Methodologies

•

Fund Accounting Per Complex: The basis point tiering structure is applied to aggregated total net assets of the funds. The resulting total basis point fee is then prorated to each sub-fund based on their net assets as a proportion of the aggregated total net assets (based upon monthly average net assets).

•

Fund Minimum: In the event that Fund Accounting fees for a billing period, excluding reimbursable out-of-pocket expenses and market data fees, are less than the minimum fee specified herein, as pro-rated for the applicable billing period, the pro-rated minimum fee will apply.

Share Class

Number of Share Classes		Fee
From	To	Per Share Class Per Annum
0	10	Waived
10	Above	2,200.00

J.P. Morgan | 15

Complex Asset Servicing

Over-the-Counter (OTC) Derivatives

OTC Valuation and Processing	Basis of Fee	Fee
Pricing Direct	Per Position Per Day	2.50
Other Vendor	Per Position Per Day	4.65
Non-Independent	Per Position Per Day	1.00

OTC Valuation and Processing– Notes and Methodologies

•	Per Source and validate valuations from approved vendors utilizing the Bank’s existing contractual relationships or received from fund manager/Customer/counterparty.

•	Trade capture, lifecycle management, and processing of valuation and cash data into Bank’s accounting system.

•	Reconciliation of positions to fund manager/Customer and counterparty/clearing broker. Calculation of cash flows or receipt of cash events from fund manager/Customer where relevant.

•	Execution of Customer’s pricing hierarchy and management of valuation vendors.

OTC Valuation Comparison	Basis of Fee	Fee
Pricing Direct	Per Position Per Day	1.00
Other Vendor	Per Position Per Day	3.10
Non-Independent	Per Position Per Day	0.50

OTC Valuation Comparison– Notes and Methodologies

•	Comparison between Bank Independent OTC valuation and an agreed secondary OTC valuation. Reporting of reconciliation results to be made available to a Fund.

Service	Description	Basis of Fee	Fee
OTC Trade Processing - Manual	Trade instructions requiring manual intervention such as fax or email transmitted instructions	Per Trade	51.65

Contracts For Difference (CFDs)

Service	Description	Basis of Fee	Fee
CFD Position Management	Process CFD components: Income, corporate actions, and financing. Capture of settlement activity & realization of cash within the fund. Reconciliation to prime broker.	Per Position Per Month	13.00

J.P. Morgan | 16

Bank Loans

Service	Description	Basis of Fee	Fee
Loan Position Management	Trade capture & maintenance on Loan recordkeeping system. Process lifecycle events & cash flows from loan agent and collect and store agent bank notices. Reconcile daily to separate fund cash account and monthly position to Agent Bank. Calculate and post accruals to Fund & price assets.	Per Position Per Annum	550.00

Exchange Traded Derivatives

Service	Description	Basis of Fee	Fee
Exchange Traded Derivatives	Trade instructions	Per Trade	5.00

Complex Asset Servicing – Notes and Methodologies

•	Per month and per annum charges will be calculated by Bank based on the number of unique positions, held or reflected per account, on the last day of the month as reflected on Bank’s systems.

•	Per annum fees are assessed on the basis of 30 calendar days per month over 360 days per calendar year (i.e. “30/360”).

J.P. Morgan | 17

ETF Services

Basket Services

Service	Basis of Fee	Fee
ETF Basket Servicing: Full Service	Asset Tier per Complex	Included in Fund Accounting Asset Tier Fee

ETF Basket Servicing: Full Service - Notes and Methodologies

•	Service includes:

•	Basket creation and Valuation

J.P. Morgan | 18

Agreement and Acknowledgement

A.	Fees and Expenses.

•

Fees. Bank will present invoices monthly in arrears. Fees included in this Amendment are based upon information provided by Customer, and where necessary, assumptions that Bank believes to be reasonable are applied. All amounts set forth in this Fee Agreement are quoted in U.S. Dollar.

•

Expenses. Bank may charge you for additional out-of-pocket expenses it incurs in the course of providing the Services. Such out-of-pocket expenses may include, but are not limited to, late instruction/settlement fees, local market account opening fees, taxes, issuer fees, legal fees, translation fees, tax reclaim filing fees and/or travel expenses.

B.

AutoFX. For pricing in respect of foreign exchange activity via Bank’s custody FX platform, AutoFX, please refer to the separate pricing letter which will be provided to the you in the event that J.P. Morgan provides this service to you.

C.

FX Conversion. Where costs are incurred in a currency other than client’s invoice base currency, or costs are based on a valuation of any of your securities in a currency other than client’s invoice base currency, Bank will perform a foreign exchange calculation to determine such costs payable by you. Such calculation will typically use the WM/Reuters spot rate (“Benchmark Rate”) for the relevant currency pair published at 4:00pm London time on the last business day of each calendar month for which you will be invoiced. However, the Benchmark Rate used in such calculation may change from time to time and Bank will notify you of such rate change.

D.

New Markets or Services. To the extent Customer engages in a market or utilizes a service where fees are not stated in this Fee Proposal, Bank will assess a standard rate for the relevant market or service to be determined by Bank, unless an alternative pricing arrangement is agreed in writing between Customer and Bank. The relevant rate will be assessed commencing at the time the market or service is first engaged or utilized. Resultant charge will be detailed within Customer’s invoice and the Amendment will be deemed to include the rate for such market and/or service.

E.

Overdrafts. In the event that Bank, in its sole discretion, provides an overdraft to Customer, Bank will charge interest at a rate to be determined by Bank. For foreign overdrafts, including USD held offshore, overdraft rates vary by currency and by day, depending largely on market liquidity and prevailing overnight rates. For domestic overdrafts, the overdraft rate is Effective Fed Funds + 150bps.

F.

Earnings Credit Rate. In the event that Bank, in its sole discretion, provides an Earnings Credit Rate program to Customer, and the application of the Earnings Credit Rate program results in a positive number or Earnings Credit, the Earnings Credit may be used to offset fees accrued in Customer’s account during the billing period, up to the amount of the Earnings Credit. Unused Earnings Credits are carried over from month to month during a calendar year and expire at the end of each calendar year. Unused Earnings Credits may not be applied to prior billing periods and cannot be converted into interest. Customer should continuously monitor and adjust balances to ensure optimal use of available Earnings Credits by year-end.

G.

Customized Products. Any customized technology projects required to meet Customer’s specific requirements, such as non-standard reporting requirements, system interfaces or enhancements, will be billed to Customer based on the time and materials required to design, develop, test and deliver the project, unless an alternative arrangement is agreed in writing between Customer and Bank.

H.

Inflation Clause. Bank will increase service fees set forth in the Fee Agreement and any subsequent fee amendments following the anniversary of the effective date of this Fee Agreement and annually thereafter by the United States Consumer Price Index rate (CPI Rate) defined as the Year-over-Year percent change of All-items, Not Seasonally Adjusted for the most recent year end. For the avoidance of doubt Bank shall not be obliged to reflect a negative CPI Rate. Expenses including but not limited to Out of Pockets fees would not be subject to the rate increase.

J.P. Morgan and Client agree the inflation clause will not be invoked for the duration of this agreement.

J.P. Morgan | 19